Exhibit 10.11

EXCLUSIVE SALES AND MARKETING AGREEMENT

THIS EXCLUSIVE SALES AND MARKETING AGREEMENT (“Agreement”) is made and entered into this 8th day of June, 2005, by and between Munters Corporation, a New York corporation (“Company”), and Aquair, Inc., a California corporation (“Reseller”). Company and Reseller shall hereinafter sometimes be referred to as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company is a manufacturer of certain machines and products that are used to control humidity while producing water in the process (“Products”).

WHEREAS, Company is the owner of certain copyrighted work and trademarks regarding its technologies.

WHEREAS, Company is the owner of certain issued and pending patents of products that condition air, control humidity, produces water from air, oxygenate water by using ozone and convert contaminated water into pure drinking water.  Such issued and pending patents are listed as follows:

•                  Humidity Control Units, HCU Patent 6,557,365

•                  Humidity Control Units, HCU Patent 6,711,907B2

•                  Methods and Apparatus to Produce Drinking Water, application number 11/011,872 (See Schedule F)

WHEREAS, Reseller desires to become an authorized sales and marketing contractor for Company, and Company wishes to engage Reseller to promote and facilitate sales of the Products (“Services”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1. Appointment

1.01         The Parties agree that Reseller shall have a worldwide exclusive right to solicit sales of the Products to customers in the oil and gas industry (drilling and refinery), residential building industry, private and commercial shipping industry, and government agencies as requested by Reseller (“Territory”). During the term of this Agreement, Company shall not, either directly or indirectly, appoint or use any person or entity other than Reseller for the marketing, sale or distribution of Products in the Territory with the exception of the countries and projects in work listed in Schedule D.

1.02         The Reseller shall have the exclusive right to bottle water for sale and to sell the water generating only products to Companies that wish to engage in the business of water bottling.  The Company shall retain the right to sell air and water products to their customers that may choose to bottle water. The Reseller must invest a portion of the $5,000,000 mentioned in 5.06 to build and operate a water bottling operation in the United States to retain this exclusivity with in 12 months after the signing of this agreement.

1.03         The Reseller agrees not to engage with any other company in the selling of Products that might compete with the Company Products during the term of this agreement and for a period of five (5) years after the termination of this agreement.

1.04         If Reseller desires to solicit sales of Company’s Products to customers other than those set forth in paragraph 1.01 (“Unlisted Customers”), Reseller must first submit in writing the name of the Unlisted Customers to Company for approval.  If the Company is not selling to or has no active contact to the Unlisted Customer, the Reseller shall be given the opportunity to do so.

1.05         Reseller may appoint sub-resellers, distributors, or agents to represent Reseller within the Territory.

1.06         The relationship between the Parties created by this Agreement shall not be construed as one of agency, partnership, joint venture, franchise or employer/employee. The Parties acknowledge that Reseller shall be and remains an independent contractor and shall not have the authority to represent or bind Company except with the express prior written authorization of Company. Further, Reseller represents and warrants that it will not represent itself to any third parties, including without limitation, customers, potential customers, lenders, or investors, that it is an agent of Company or in any way authorized to act on behalf of or obligate Company. Reseller shall thoroughly instruct its employees, agents, servants, officers, directors, and contractors on the fact that Reseller is not an agent for Company and should not be represented as an agent for Company. Reseller’s employees and independent contractors shall be employed at Reseller’s own risk, expense, and supervision, and Reseller’s employees and independent contractors shall not have any claim against Company for salaries, commissions, items of cost, or other form of compensation or reimbursement, and Reseller represents, warrants, and covenants that Reseller’s employees and independent contractors shall be subordinate to Reseller and subject to each and all of the terms, provisions, and conditions applying to Reseller hereunder.

1.07         Company reserves the right to make alterations, add to, or discontinue any or all of its Products at any time, in the Company’s sole discretion. In the event that Company decides to make alterations, add to, or discontinue any or all of its Products, Company shall provide Reseller with thirty (30) days notice prior to making alternations, adding to, or discontinuing the Products. Upon receipt of notification that the Company will discontinue a product line that the Reseller is actively selling, the Reseller shall notify Munters in writing that such products are needed and if Munters declines to build such products, the Reseller has the right to proceed to find another manufacturer to manufacture these products.

Article 2. Pricing

2.01         Reseller shall have sole discretion in determining the prices Reseller charges customers it obtains for the Services (Reseller’s “Customers”). Company shall provide to Reseller a price list for Company’s Products (“Price List”), which is attached hereto as Schedule A. The Price List shall constitute Confidential Information as defined in Section 9.01. Company, at its sole discretion, may amend, modify or revise the Price List by sixty (60) days written notice to Reseller. During the sixty (60) day period after Company gives the notice to amend, modify or revise the Price List, Reseller shall be entitled to place orders for Products at the then existing price.

2.02         Company agrees to protect Reseller’s profit margin by maintaining the pricing of Company Products at the same level as offered to other resellers or representatives of the Company that might compete in the same market as Reseller.

Article 3. Product Orders

3.01         Reseller may order from Company by telephone, facsimile, mail or electronic mail (“Order”). Acceptance by Company of the Order shall occur (a) when the Order is entered into Company’s system; (b) when an Order number is provided to Reseller by facsimile or electronic mail, if requested by Reseller; or (c) when assembly of the Products commences, whichever occurs first.

3.02         Each Order shall be deemed an offer by Reseller to purchase the Company Products listed therein and when accepted by Company shall constitute a contract in accordance with the terms and conditions of the Order and this Agreement. If a conflict arises between the two, this Agreement shall take precedence.

3.03         Order submitted by Reseller pursuant to this Agreement shall include the quantity and type of Product(s) ordered, Product descriptions, Product specifications, and Reseller’s order number, and the Agreement number.

3.04         The Company’s terms and conditions concerning purchase orders, as attached in Schedule E shall apply to this Agreement unless specifically accepted or approved in writing and signed by an appropriate senior manager or executive of Reseller and Company. A general form acknowledgment of any such order or any communication with respect to such an order, or the making of deliveries with respect thereto, shall in no case be construed as an acceptance or approval of the type required by this paragraph.

3.05         Changes to orders will only be accepted prior to the order entering Company’s manufacturing queue. Reseller may initiate such changes or additions to previously accepted Orders by submitting a modification of the Order to Company with appropriate reference to the original Order. Upon Company’s written acceptance of the modification or addition, Company shall process the Order in accordance with the pricing terms and conditions of this Agreement.

3.06         Company shall arrange for freight to deliver Products directly to customers upon written instruction by Reseller. The Company’s terms are FOB manufacturing plant.

Article 4. Remuneration

4.01         Upon Reseller’s ordering of Products with Company, Reseller shall either (1) pay Company a down payment of 25% of the purchase price of the ordered Products via wire transfer to a bank account designated by Company and pay the remainder of the purchase price in full when Reseller is notified by the Company that the Products are ready for delivery; or (2) at the time Reseller place the order, issue an irrevocable and transferable at sight letter of credit (“Letter of Credit”) issued by a prime bank to Company for the full amount of the purchase price payable at the time Reseller is notified by Company that the ordered Products have been shipped by Company.

4.02         All expenses incurred by Reseller in connection with its activities hereunder shall be borne by Reseller.

Article 5. Duties of Reseller

5.01         Reseller shall use reasonable sales and marketing efforts to promote the sales of Company’s Products. Reseller represents and warrants that it is familiar with the Internet and the Products and that it is presently qualified to promote the sale and provide sales support for such Products.

5.02         Reseller shall follow such procedures and use such contracts and forms in placing orders with Company as Company requests, and as Company may request from time to time in its sole discretion.

5.03         Upon notification by Customer or Reseller of any damages to or unconformities of Products, Company shall repair or replace the Products in accordance with its standard warranty policy attached hereto in Schedule C (“Warranty”).

5.04         Reseller shall be solely liable for the payment of any sales tax, use tax, occupational tax or any other taxes assessed or duties levied, imposed or collected by any governmental authority arising from the sale or storage of Products purchased by Reseller.

5.05         Upon execution of this Agreement, the Reseller shall pay the Company a $50,000 deposit towards the Reseller’s commitment to purchase up to $500,000 of demo units (“Demo Units”) within 120 days of this signed Agreement. The $50,000 deposit shall be credited to the Reseller toward the order and purchase of the Demo Units. In the event that the Reseller does not place an order for the Demo Units within 120 days of this agreement, Company shall retain the $50,000 deposit with no recourse to the Reseller. The Reseller also agrees to clearly identify, within sixty (60) days of the execution of Agreement, the Demo Units to be purchased to allow the Company to begin the design engineering prior to the 120 day period. Each Demo Unit shall be manufactured by Company in accordance with industry specifications as submitted by Reseller in writing. Reseller shall (1) at the time Reseller places the order for the Demo Units, pay Company a down payment of 25% of the purchase price of the Demo Units via wire transfer to a bank account designated by Company and pay the remainder of the purchase price in full when Reseller is notified by the Company that the Demo Units are ready for delivery; or (2) issue a Letter of Credit issued by a prime bank to Company for the full amount of the purchase price payable at the time that Reseller is notified by the Company that the Demo Units are ready for delivery. Failure of the Reseller to purchase the $500,000 of demo units within the above allotted time frame will result in the termination of this agreement.

5.06         In addition, Reseller shall provide $5,000,000 in funding to Reseller’s commercial division to promote, advertise, and market the Products pursuant to this Agreement. Reseller shall also submit to Company a list of potential customers that Reseller has contacted since the Effective Date.

5.07         Reseller shall employ at least one HVAC engineer to handle the applications engineering work required by Reseller’s customers within ninety (90) days of the execution of this Agreement.

Article 6. Duties of Company

6.01         Company shall provide Reseller with such technical information, marketing data, and marketing tools as is necessary for Reseller to market the Services in accordance with this Agreement.

6.02         Company shall provide technical and support training regarding the Products to Reseller upon request by Reseller.

6.03         Company shall assign a competent HVAC engineer to support Reseller through the first ninety (90) days of this Agreement until such time that Reseller’s own engineers have the capacity to provide such technical support and customer service to Reseller and Customer. At such time, Reseller shall notify Company in writing that Reseller no longer requires technical support and customer service from Company.

6.04         Company shall manufacture Products ordered by Reseller with the mark “Aquair manufactured by Munters” (“the Mark”) branded on the Products, Reseller shall submit to

Company and maintain the artwork for the Mark.

Article 7. Intellectual Property; Sales and Marketing Materials

7.01         Company grants Reseller an exclusive, non-transferable and royalty free right and license to use Company’s trademarks, service marks, trade dress or other designations (“Marks”), solely in connection with the promotion of Company and the Products to prospective customers and in accordance with Company’s instructions and policies as communicated to Reseller in writing from time to time. Reseller’s use of the Marks, and all goodwill generated thereby, shall inure to the benefit of Company. Except as otherwise provided in this Section 7.01, Reseller shall acquire no right, title or interest in such Marks. All rights to use the Marks shall cease upon expiration or termination of this Agreement.

7.02         In promoting Company and the Products, Reseller is not limited to use advertising or marketing materials prepared by Company or approved by Company.

7.03         Company acknowledges that “Aquair” is a trademark being registered by Reseller.

Article 8. Company’s Warranties

8.01         Company represents and warrants as follows:

(a)          Company is in compliance with all applicable federal and state laws pertaining to the manufacture, production and distribution of Products.

(b)          Company maintains product and general liability insurance policies and is in full compliance with all product and general liability insurance policies maintained by Company. Company shall take all such action necessary to maintain such policies or substantially equivalent policies in full force and effect throughout the terms of this Agreement.

(c)          The Products shall be covered under the Company’s standard Warranty, a copy of which is attached hereto as Exhibit C. Reseller shall provide a copy of the Warranty to Reseller’s Customers, but shall not represent or promise any additional warranties over and above those provided in the Warranty. Company agrees to indemnify and hold Reseller harmless from the full amount of any and all liabilities, obligations, damages, expenses, or other adverse consequences related to, or arising in connection with any defects in the manufacturing of the Products, any claims of patent infringement, ownership infringement, trade secret violations, or any other negligent act or omission committed by Company or any of its agents in relation to the Products. However, Company shall have no obligation to indemnify Reseller for any claims arising from misrepresentations about the Products or from any misapplication of the use of the Products.

Article 9. Confidentiality and Customer Ownership

9.01         All documents, data, information and other materials made available to Reseller in connection with this Agreement, including without limitation all information regarding the Services, Company customers (including those customers and potential customers using the Services and/or referred to Company by Reseller), marketing data, business plans, technical information and information relating to Company’s business developed by Reseller during the term of this Agreement (collectively “Confidential Information”) shall be deemed to have been furnished to Reseller in confidence and shall remain the exclusive property of Company during and after the term of this Agreement. Reseller shall treat as trade secrets and keep in strict confidence all Confidential Information and Reseller will not at any time during the term of this Agreement or at any time thereafter use such Confidential Information, either directly or indirectly, for its own benefit or disclose or permit any of its employees, agents, or representatives to disclose, directly or indirectly, through any medium such Confidential Information to any other person or entity without the prior written consent of Company. Reseller shall further require that its employees, agents, and representatives acknowledge in writing that the Confidential Information is proprietary to Company and that they agree, both during and after their employment, not to disclose any Confidential Information or use same for their benefit. Upon termination of this Agreement or upon request, Reseller shall return all Company Confidential Information to Company and certify in writing that it has returned all such information to Company and has not kept copies thereof in any medium.

Article 10. Indemnification

10.01       The Parties shall defend, indemnify and hold the other Party and the other Party’s agency, subsidiaries, partners, affiliates, successors, licensees and assigns, and their respective directors, officers, employees and agents, from and against any and all claims, costs, damages, losses or expenses, including reasonable attorneys’ fees, incurred by the Party as a result of or in connection with (i) any breach of this Agreement by the other Party; (ii) any action or omission by the other Party or any of the other Party’s employees or agents; or (iii) any representation by Reseller, its employees, agents or representatives that Reseller is an agent for Company.

Article 11. Term and Termination

11.01       This Agreement shall commence on the date first stated above and shall continue in effect for a period of five (5) years, with automatic renewals of five (5) years each unless terminated under Section 11.02.  For year one of this Agreement, the Reseller must have shipments to its customers valued in aggregate of at least $1,000,000 and orders from its customers in aggregate of at least $3,000,000. In the remaining four (4) years of this Agreement, the Reseller must place orders with the Company in the aggregate amount of at least $5,000,000 per year. A minimum of 10% of the above quotas must come from each market segment assigned to Reseller. If the minimum order is not received, all provisions pertaining to the exclusivity of this Agreement shall terminate.

If the minimum of 10% is not received from each market segment, the Company has the right to retract this market segment from the reseller.

Notwithstanding the termination of exclusivity under this Agreement in the event that Reseller fails to meet the quotas specified under this paragraph, all other provisions of this Agreement shall remain effective regardless of whether Reseller met the quotas.

11.02       This Agreement may be terminated upon the occurrence of any of the events of default listed below, after thirty (30) days written notice to the other party, provided the grounds for termination (which shall be clearly stated in any written notice) are not cured within the thirty (30) day period. For purposes of this provision, notice shall be given in writing at the address listed on the signature page of this Agreement or to any address subsequently provided by either party. The events of default which would entitle a Party to terminate this Agreement are as follows:

(a)           a material breach of any covenant, term or condition of this Agreement by the other Party; or

(b)           an assignment by the other Party for the benefit of creditors or the other Party becomes bankrupt or insolvent, or takes benefit of, or becomes subject to any legislation in force relating to bankruptcy or insolvency, it being understood that the appointment of a receiver or trustee of the property and assets of the Reseller are conclusive evidence of insolvency; or

(c)           insolvency of the other Party, the filing of a voluntary petition by the other Party in Bankruptcy Court, reorganization or any similar proceedings by the other Party, the filing against the other Party an involuntary petition in bankruptcy that is not vacated within sixty (60) days from the date of filing, or the rendition of a judgment against the other party that remains unsatisfied and subject to execution, provided such judgment is substantial in relation to the other Party’s assets or may materially affect the other Party’s performance under this Agreement.

11.03       The provisions of Sections 1.02 and 1.03 and Articles 7, 9, 10, 11, and 12 of this Agreement shall survive termination of this Agreement or any part thereof.

Article 12. General Provisions

12.01       Force Majeure. Company shall not be liable for, and is excused from, any failure to perform or for delay in the performance of its obligations under this Agreement due to causes beyond its control, including without limitation, interruptions of power or telecommunications services, failure of Company’s suppliers or subcontractors, acts of nature, governmental actions, fire, flood, natural disaster, or labor disputes.

12.02       Waiver. No failure of either Party to pursue any remedy resulting from a breach of this Agreement shall be construed as a waiver of that breach or as a waiver of any subsequent or other breach unless such waiver is in writing and signed by the non-breaching Party.

12.03      Severability. In the event any provision of this Agreement shall be invalid, illegal or unenforceable in any respect, such a provision shall be considered separate and severable from the remaining provisions of this Agreement, and the validity, legality or enforceability of any of the remaining provisions of this Agreement shall not be affected or impaired by such provision in any way.

12.04      Non-assignment. This Agreement may not be assigned by Reseller, in whole or in part, without the express written consent of Company. Company may assign this Agreement without consent of Reseller (i) to any entity controlled by or under common control with Company; (ii) pursuant to any sale or transfer of substantially all of the assets of Company; or (iii) pursuant to merger or other reorganization of Company.

12.05      Governing Law. This Agreement shall be construed and enforced under, and is to be governed by the laws of the State of Texas. Each of the Parties to this Agreement irrevocably consents to any suit, action, or proceeding with respect to this Agreement being brought in any court of competent jurisdiction in Guadalupe County, Texas.

12.06      Entire Agreement. All exhibits to this Agreement shall be incorporated in and constitute parts of this Agreement. This Agreement constitutes the entire understanding between the Parties in relation to the subject matter hereof and supersedes all prior discussions, agreements, and representations, whether oral or written and whether or not executed by Company or Reseller. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of both Parties.

12.07      Attorneys’ Fees. In the event of any litigation or arbitration to enforce the terms of this Agreement, the prevailing Party in the litigation or arbitration is entitled to recover from the other Party the prevailing Party’s costs of litigation or arbitration, including without limitation reasonable attorneys’ fees.

12.08      Modification. No modifications to this Agreement shall be effective without the written consent of the all the Parties.

12.09      Arbitration Clause. Should any controversy arise between the Parties hereto concerning this Agreement, the payment and/or the delivery of any Products, or the rights and duties of either Party under this Agreement, the controversy shall be resolved by arbitration pursuant to the arbitration rules then in effect with the American Arbitration Association in Guadalupe County, Texas. The decision of the award shall be binding on both Parties and may be established as a judgment in any court in Guadalupe County, Texas, having jurisdiction thereof, and shall include attorneys’ fees and costs for the prevailing Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date stated above.

COMPANY:

Munters Corporation, a New York corporation ADDRESS

By:	/s/ Chuck Campbell
(signature of authorized officer)

/s/ Chuck Campbell
Chuck Campbell, VP Commercial Division

RESELLER:

Aquair, Inc., a California corporation ADDRESS

/s/ Louis L. Khilkenbocken
(signature of authorized person)

/s/ Louis L. Khilkenbocken
(print name and capacity)

###-##-####
(SSN or EIN)

SCHEDULE E

TERMS AND CONDITIONS

STANDARD CONDITIONS OF SALE

(1)                                  AGREEMENT AND LIMITATIONS. The agreement between Company and Purchaser, the “sales contract”, with respect to the sale of goods described on the other side hereof, the “goods” shall consist of the terms appearing hereon and on the other side hereon together with the company’s acknowledgment letter indicating acceptance of Purchaser’s order and the Company shall not be bound by any additional or different terms whether printed or otherwise in Purchaser’s purchase order or in any other communication from Purchaser to Company unless specifically agreed to by Company in writing. The sales contract shall be for the benefit of the Company and Purchaser and not for benefit of any other person.

(2)                                  SHIPMENT AND DELIVERY. Unless otherwise specifically agreed, all prices are for material commercially packed for domestic shipment and for delivery F.O.B. point of origin. Shipping dates are approximate and are contingent upon prompt receipt of all necessary information.

The Company shall not be liable for delays in delivery or failure to manufacture or deliver due to causes beyond its reasonable control whether or not of the same general character as those herein specifically enumerated, including, but not limited to, acts of God, acts of the Purchaser, acts of civil or military authority, priorities, fires, strikes, floods, epidemics, war, riot. Delays in transportation or car shortages, or inability to obtain necessary labor, materials, components or manufacturing facilities. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.

Partial shipments may be made and payments, therefore, shall become due in accordance with the terms hereof or as shipments are made and invoices tendered.

The Company assumes no responsibility for delays, breakage or damage after having made delivery to a carrier, at which time all risk of loss for any cause passed to Purchaser.

(3)                                  CLAIMS. No claim for variances from or shortages in orders will be considered by the Company unless presented to it in writing within thirty (30) days after receipt of goods. All claims for breakage or other damage due to shipment or handling shall be made to the common carrier by the Purchaser.

(4)                                  PAYMENT AND CREDIT. Unless otherwise provided herein, payment terms will commence from date of invoice. If materials are ready for shipment and delayed by purchaser, the Company shall be entitled to payment at stated terms, and will submit invoices accordingly.

The terms of sale herein are subject to credit approval and Company may at any time modify the terms of payment originally specified to include payment in advance added to the price.

In the event the Company is forced to resort to legal action to collect accounts due, all reasonable costs and expenses including attorney’s fees and interest shall be added to the price.

The Company reserves the right to add to any account outstanding beyond the due date, a service charge of 1 1/2% of the principal amount due at the end of each month, or the maximum allowable legal interest rate, if a lesser amount.

For orders outside the Continental United States, Canada or Puerto Rico, the Company will require an Irrevocable Letter of Credit or similar guarantee of payment as defined by the Company. The terms of payment are due on presentation of shipping documents, Retainage of any kind is unacceptable.

(5)                                  TAXES. The prices do not include, except as expressly stated in the quotation, any present or future sales, use, excise, similar taxes or any increase in such taxes. Consequently, in addition to the price specified herein, the amount of any present or future sales, use, excise, or similar taxes or increase in such taxes applicable to the sale or use of the equipment hereunder shall be paid by the purchaser, or in lieu thereof the Purchaser shall provide the Company with the tax-exemption certificate acceptable to the taxing authorities.

(6)                                  CANCELLATION CHARGES. Once accepted by the Company, an order is not subject to cancellation or change except on terms acceptable and satisfactory to the Company. Direction by Purchaser to cancel may be treated as a repudiation making the Purchaser immediately liable of loss, expense and other damages. It is understood that a cancellation charge will be due from Purchaser to Company computed on the basis of costs (direct and indirect) accumulated, including without limitation, labor materials and engineering related to this agreement and the articles described herein, plus 10% of the total contract price as liquidated damages, and not as a penalty of such cancellation. The cancellation charge shall be due and payable at the time of receipt of Purchaser’s written notice of cancellation at Company’s office. In the event that Purchaser causes or requests (i) changes to be made which affect delivery, installation, specifications, completion dates or otherwise or (ii) the work to be delayed, whether directly or by other contractors or because the facilities, including utilities, electrical hookup, site preparation, governmental permits, approvals or licenses, apparatus or other conditions to be provided or arrange 1 by Purchaser are lacking or insufficient, Purchaser will reimburse Company for any expense incurred by Company in respect of or resulting from any such charge or delay upon presentation by Company of a simple invoice. Any additional services or equipment not specifically set forth herein shall be at Purchaser’s additional expense.

(7)                                  STORAGE. If shipment of any materials is postponed by direction of the Purchaser, the Company may at any time after original schedule date of shipment, pack, hold and invoice such material as if then shipped, same being then held at Purchaser’s risk and subject to Company’s storage charges, and upon full payment shall become the property of the Purchaser.

(8)                                  WARRANTY. The Company warrants all equipment manufactured by it to be free from defects in workmanship and materials for a period of one year commencing thirty (30) days from date of shipment of equipment by the Company.

This warranty applies only to equipment that is properly installed, maintained and operated under normal conditions with competent supervision in accordance with the equipment instruction manual and Company recommendations, if any, made in the proposal governing purchase of said equipment. The Company’s obligation under this warranty is limited to repair or replacement at our option, at our factory, of any part returned to us prepaid which upon examination shall prove to be defective. Freight charges incurred for shipment of warranty repair or replacement parts will be the responsibility of the purchaser.

This warranty shall be void in the case of any equipment which has been disassembled, repaired or tampered with in any way, except when such work has been done with Company’s written approval. THE COMPANY WILL NOT BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING FROM THE USE OF THIS PRODUCT.

this warranty shall be voided iF payment is not made in accordance with the terms as set forth by the company.

THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE COMPANY NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO assume for it any other liability in connection with the construction, delivery, and operation of this equipment except AS AFORESAID.

(9)                                  PATENTS. It is understood and agreed that Company shall assume all responsibility for and save Purchaser from any and all damages, costs, royalties and claims arising out of charges of infringement of patents which may be alleged to cover articles supplied hereunder, excepting those patents covering the manufacture, sale, or use in articles supplied hereunder, of designs, devices, parts, arrangements specialties and equipment furnished or specified by Purchaser and as to such excepted patents Purchaser shall in like manner assume responsibility and save Company harmless. Prompt notice in writing shall be given by each party to the other of any claim of patent infringement presented to such party with respect to articles supplied hereunder, and the part responsible for such infringement as above provided, shall promptly undertake and assume the defense thereof.

(10)                            DEFAULT. In the event that at any time Purchaser is in default under any terms of any order arising out of this proposal or any other order, Company reserves the right to withhold construction or delivery and to cancel and terminate any or all orders and to hold Purchaser liable for any damages and expense incurred by Company. The Company also reserves the right to declare all charges and accounts to be immediately due and payable.

(11)                            CLERICAL ERRORS. The Company reserves the right to correct clerical, arithmetical or stenographic errors or omissions in quotations, order acknowledgments, invoices, or other documents.

SCHEDULE A

Pricing Volume Discount Schedule For Annual Sales

Annual Sales	Discount
Sales over $1,000,000	5%
Sales over $3,000,000	7.5%
Sales over $5,000,000	10%

SCHEDULE F

Patent information on atmospheric water generator to be supplied by Michael Morgan

SCHEDULE B

DEMO UNITS

Demo Units valued up to $500,000 are to be identified within 60 days and purchased within 120 days of execution of this Agreement.

SCHEDULE C

WARRANTY

Munters Corporation – Dehumidification Division	3/1/2000
WARRANTY

EQUIPMENT WARRANTY

Munters warrants all its equipment to be free from defects in workmanship and material for a period of one year commencing thirty (30) days from date of shipment by Munters. Munters will repair or replace, at its option, any such equipment determined to be defective during this one-year period.

The foregoing warranty does not apply to:

1.               Any equipment or part that has been misused, used for any purpose other than its intended purpose, or that has not been installed, maintained and operated under normal conditions with competent supervision in accordance with the equipment instruction manual and Munters’ recommendations; or

2.               Any equipment or part that has been disassembled, repaired or tampered with in any way, except when such work has been done [by an authorized service representative] in accordance with Munters’ service guidelines.

This warranty covers replacements and repairs or adjustments made at the Munters’ factory only. If the services of a Munters Service Technician are required at the site where the equipment or part is installed, or at any other location other than Munters’ factory, buyer will be responsible for the cost thereof and a purchase order shall be issued to Munters.

FIVE YEAR WARRANTY FOR MUNTERS HONEYCOMBE WHEELS

Munters warrants its Honeycombe Titanium enhanced Silica Gel, Molecular Sieve, and HPX Honeycombe wheels to be free from structural defects in workmanship and material for a period of five years commencing thirty (30) days from date of shipment by Munters.

The foregoing does not apply to:

1.               Lithium Chloride wheels that have not been maintained under a Munters Service-Caire Agreement continuously throughout the five-year period;

2.               Damage caused by misuse or any improper maintenance or contamination of the Honeycombe wheel media; or

3.               Damage caused by other component malfunction or operation of the equipment beyond the specified conditions

STEAM REACTIVATED SYSTEMS: Munters will only repair or replace leaking steam coils under warranty when accompanied by a water quality report from an independent, qualified laboratory showing the chemical analysis of the steam associated with these coils. These tests must show pH values and sulfur content within the ranges associated with proper steam operating ranges. Proper steam piping, per manufacturer’s recommendations, must be applied to any steam coil installations to prevent contamination and possible water hammering that could lead to leaks.

LABOR WARRANTY

Munters’ obligation under this warranty for labor is limited to correcting any improperly performed start-up labor, for a period of ninety (90) days. Customer is responsible for providing clear access to equipment.

CLAIM PROCEDURES

If any defect appears in the equipment during the applicable warranty period:

1.               Buyer shall notify Munters of the defect in writing, including in such written notice the model, serial number and part number of such equipment or defective part thereof, and a description of the nature of the defect.

2.               After receipt of such information, Munters will ship a replacement, F.O.B. Munters factory, and will invoice the buyer therefore, and for shipping charges, if applicable.

3.               Upon receipt of written authorization from Munters, buyer shall return the defective equipment or part to Munters with shipping charges prepaid.

4.               Upon receipt of the equipment or part by Munters, the cause of the failure will be analyzed and, if equipment or part is found to be defective in workmanship or material, a credit will be issued for the cost of the replacement or repair of said equipment or part.  Any special shipping requests such as “Next Day Air” will be the customer’s responsibility and will be sent “freight collect”.

Munters assumes no responsibility for any incidental or consequential damage to structures (including, but not limited to, any ductwork, roofing materials, outbuildings or piping) or any other equipment caused by any defective equipment or part or the removal or replacement thereof.

This warranty does not include delivery of materials to the job site or rigging, scaffolding, lifts or labor necessary to install replacement equipment or parts. Buyer is responsible for lifting requirements, cranes, unpacking, etc., as well as removal of previously supplied or installed materials.

EXCLUSIVE REMEDY

MUNTER’S OBLIGATION, AND BUYER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS WARRANTY, IS LIMITED TO REPAIR OR REPLACEMENT, AT MUNTERS’ OPTION, OF ANY EQUIPMENT DETERMINED TO BE DEFECTIVE IN WORKMANSHIP OR MATERIAL DURING THE APPLICABLE WARRANTY PERIOD.

THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MUNTERS DISCLAIMS AND BUYER HEREBY WAIVES, ANY OTHER CLAIM AGAINST MUNTERS (WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING ANY CLAIM

OR LIABILITY FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATING TO OR ARISING OUT OF THE EQUIPMENT OR ANY PART THEREOF, OR THE BUYER’S USE THEREOF.

MUNTERS NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE MANUFACTURE, SALE, DELIVERY, INSTALLATION AND OPERATION OF THE EQUIPMENT OR ANY PART THEREOF EXCEPT AS AFORESAID

SCHEDULE D

TERRITORITY

The following are being excluded from the Resellers territory:

Countries:

Thailand (water bottling and unit sales)

Indonesia (water bottling and unit sales)

Malaysia (water bottling and unit sales)

Singapore (water bottling only)

Current Customers:

Logis-Tech (Kuwait project and other projects as identified in writing and approved by Aquair. Aquair agrees to allow Logis-Tech to sell into any military project that they are not currently involved in.)